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The following is a transcription of video of Karl-Ludwig Kley, Chairman of the Executive Board of Merck KGaA (“Merck”) and Rakesh Sachdev, President and Chief Executive Officer of Sigma-Aldrich Corporation (“Sigma-Aldrich”) that was posted to Merck’s website and Sigma-Aldrich’s intranet site on September 22, 2014:

Interview with Karl-Ludwig Kley, Chairman of the Executive Board, Merck KGaA, Darmstadt, Germany and Rakesh Sachdev, President and CEO, Sigma-Aldrich

Q:	Why are you acquiring Sigma-Aldrich?

Karl-Ludwig Kley (K-L K): Well, before turning to answer your question let me say this. We are currently in the US, so whenever I refer to Merck, which is my company, I mean Merck KGaA, Darmstadt, Germany. The original Merck.

Well, why are we acquiring Sigma-Aldrich? It’s simply a compelling value proposition. They are two great companies joining each other in a sector which is growing. Going forward, in a sector which is full of challenges, full of customer needs, together we will find answers for our customers. Both companies are built on innovation, on science, and we can deliver what the customer wants.

Q:	Why does the deal make sense from your perspective? From the Sigma-Aldrich perspective?

Rakesh Sachdev (RS): First of all, let me say that this combination is a clear testament to the success of the performance of Sigma-Aldrich, our 9,000 employees and what we have created. And we have created a very customer-intimate, and customer-focused company.

Clearly the combination and this proposal offers a significant benefit to our shareholders because it offers a premium - a significant premium - and it’s immediate in cash. It clearly offers a lot of benefits to our customers because the value proposition is significantly enhanced through the combination of the strength of Merck as well as that of Sigma-Aldrich. We will bring more innovation to the customers. We will bring more complementary products and solutions.

And, finally for our employees, this is also very compelling because as a part of a much larger, more global organisation, as we develop more opportunities with our customers, it will translate into more opportunities for our employees on both sides.

Q:	Why is now the right time to be making such a sizeable acquisition in life sciences?

K-L K: Well, we see a lot of things going on in the sector. We see a lot of technical developments… of technological developments. We see our customers demanding more and more; asking for more global solutions, asking for more service in the sector itself. Now it’s time to give more answers to customers’ needs.

The second aspect comes from the internal side. We have finished our efficiency programme, rolled out the efficiency measures and we are ready to take the next step. And the next step is strengthening our life science business with this deal. It’s not just a milestone, it’s a quantum leap in our business.

Q:	When you look at the two businesses individually, why do you think they will be better as a combination?

RS:	First of all we have a shared perspective on the importance of the whole life sciences industry and clearly as a combination with the strengths that we bring together. We have a complementary geographic presence. We have complementary products. When the customers benefits, the business benefits, and the employees benefit. And that’s the real thesis behind this combination.

Q:	So, tell me a little bit more about the benefits to your business from your perspective. How is this really going to propel you to the next level?

K-L K: Firstly geographically. Currently we are under-represented in the US and with the strong presence of Sigma-Aldrich in the US market, we’ll have a size which really allows us to take products and service to the customer throughout this great country.

Together we can team up in Asian countries and be very helpful to our customers there. Our business to the academia and lab market is doubling with this acquisition. Regarding our sales to the biopharmaceutical industry, we have very complementary products. And then – and I have to make huge complements to Rakesh and his great company – we can build everything on the best e-commerce platform in this sector. This is something which will really drive this deal and is helpful for everybody involved.

Q:	Do you want to add something about the e-commerce platform that comes with this deal?

RS:	We believe Sigma-Aldrich has a leading e-commerce platform today in the life sciences industry. We typically have about 70 million visitors on our website every year and we conduct transactions there. But it’s not just for conducting transactions. There is a lot of scientific content that we deliver to our customers who rely on our e-commerce platform, which in turn also gives us a lot of information about our customers that we use to develop new products, drive new innovation. So it’s really a two-way street. And I think it’s going to be incredibly helpful as we put these two businesses – Merck and Sigma-Aldrich – together, to be able to capitalise on that strength.

Q:	Now you both mentioned your customers, but won’t this deal ultimately lead to a period of disruption for them and then loss of choice?

K-L K: I strongly believe customers are becoming more and more demanding. They are asking for global solutions. They are asking for extended services. They are asking for a broad range of possibilities and this is something we can offer. I believe customer service will improve and the opportunities for customers to develop their products further will be better than it is today.

SR: Just to pick up on what Karl said. Two years ago we realigned Sigma-Aldrich really to deliver solutions to our customers and we have moved the company from being a products-focused company to a solutions-focused company. The value proposition that we can provide together now with complementary products, with complementary science is going to take us even further down the solutions path for these customers. So I think our customers will have a lot more choice, but they will also have much better solutions from the combined company.

Q:	Just stepping back for a moment, why are you making an acquisition in life sciences and not strengthening your pharma business? Is it an indication that the oldest pharma business in the world is stepping back from pharma and research?

K-L K: No, no. We won’t let anyone become older than us! So, we will stay in pharma. We remain committed to pharma. We have just informed the public and the investors and the analysts last week actually about the status of our pharma business. We are delivering very stable sales on our existing portfolio. We had some, we believe, exciting news to share about the pharma pipeline and we will also commit the necessary resources to develop our pipeline products further; be it in partnership or be it alone. So, our pharma business will go on and remain an integral part of our company.

Q:	Tell me a little bit about why this deal is an attractive value proposition for your shareholders?

RS:	Well, for our shareholders, as I have said, this offers a significant premium from Merck. It’s immediate. It’s in cash. It’s certain. So, I think our shareholders should be pleased with what they are receiving from Merck.

Q:	But, from your perspective, you’re paying a premium to the all-time high share price of Sigma-Aldrich. So, is that a real good value proposition for your shareholders or are you overpaying?

K-L K: If you want to buy a Rolls Royce you don’t get it a bargain price. If you invest to buy the best e-commerce platform in the industry, if you invest to combine these science driven businesses into one greater good you have to pay the price, the value which is represented in this company.

On financial terms, for our shareholders, it’s attractive. It’s immediately EPS accretive. It meets all our financial criteria. We have a history of fast deleveraging. So, we believe that we can also offer the rating agencies a value proposition which will keep our rating on investment grade. So, for all financial stakeholders it’s an attractive value proposition.

Q:	Tell me a little bit more about the synergies and how many jobs might possibly be at stake?

K-L K: Well, a deal of that size of course means a lot of synergies, but it would be premature to talk about synergies today. Once we have the regulatory approvals, once the shareholders have approved the deal then we would have to sit together and find out what this means.

But let me say two things. One, of course, is a very clear commitment to St. Louis. The city has been the home of Sigma-Aldrich for decades and we not only respect this, but we treasure the values which are embedded in this operation. And certainly St. Louis will play a major role in taking the combined company forward.

The other message I want to make here very clearly is that – and this is something we have in common – we have a culture which is based on values; on respecting people, on integrity. When it comes to defining synergies and executing them, we will do it with the highest respect to those people who have made the companies what they are today.

Q:	When would you expect this transaction to close? What are the next steps that need to be taken?

RS:	I think we are expecting the transaction to close by mid-year 2015. We have to go through the normal regulatory approvals and also getting the shareholder vote from the Sigma-Aldrich shareholders. So, we will be working through that in the course of the coming weeks and months.

Q:	And finally, what would be your message to your staff as they go through this integration process?

RS:	When I sit back and think about Sigma-Aldrich, we have been in business for 80 years and we are a science-based company. We have had a very constant mission for 80 years and that is to enable science to improve the quality of life. In fact, our people get excited coming to work every morning because they know in some form or fashion they’re going to be improving the quality of life. And what’s great is that Merck has the same mission, is to improve the quality of life. I think it’s going to be very interesting for the employees of Sigma-Aldrich and Merck to come together because they speak the same language. The culture and the values, as Karl said, are very, very similar and there is going to be some great opportunities for the employees of the combined company as we take this combined business forward to the next level.

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This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of Sigma-Aldrich Corporation (“Sigma-Aldrich”) and Merck KGaA (“Merck”), which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk our shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; Merck’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; Merck’s ability to promptly and effectively integrate the businesses of Sigma-Aldrich and Merck; a potential downgrade in the rating of Merck’s or Sigma-Aldrich’s indebtedness; downward pressure on Merck’s or Sigma-Aldrich’s common stock price and its impact on goodwill impairment evaluations; the effects of the business combination of Merck and Sigma-Aldrich, including the combined company’s future financial condition, operating results, strategy and plans; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Risk Factors section of Sigma-Aldrich’s most recent annual and quarterly reports on Form 10-K and Form 10-Q. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck. The proposed merger will be submitted to the shareholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on Sigma-Aldrich’s website at http://investor.sigmaaldrich.com under the heading “Financial Information - SEC Filings”. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the shareholders of Sigma-Aldrich and a description of their direct and indirect interests, by share holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.